Exhibit 16.1

PKF

Accountants &

business advisers

July 11, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

U.S.A.

Dear Sir or Madam:

We are the former independent auditors of China Expert Technology, Inc. (the “Company”).  We have read the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2005, and are in agreement with the first three paragraphs of item 4.01. We have no basis agree or disagree with other statements of the Company contained therein.

Yours very truly,

PKF

Certified Public Accountants

Hong Kong

Tel: (852) 2806 3822

Fax: (852) 2806 3712

www.pkf-hk.com

26/F Citicorp Centre, 18 Whitfield Road

Causeway Bay, Hong Kong